 Virginia Mines Inc.
(an exploration company)
Interim Balance Sheet (unaudited)

(expressed in Canadian dollars)
	As at	As at
	May 31,	February 28,
	2009	2009
	$	$

Assets

Current assets
Cash and cash equivalents	5,410,565	7,633,221
Short-term investments	30,876,082	26,536,059
Tax credits for mining exploration and commodity taxes receivable	5,462,401	5,301,050
Other amounts receivable	157,390	134,038
Prepaid expenses	117,321	73,647

	42,023,759	39,678,015

Long-term investments (note 2)	1,261,000	1,212,000

Derivative financial instrument (note 3)	1,183,000	-

Property, plant and equipment	116,370	122,689

Mining properties (note 4)	25,905,798	27,074,379

	70,489,927	68,087,083

Liabilities

Current liabilities
Accounts payable and accrued liabilities (note 5)	1,209,462	1,211,983

Deferred revenues (note 6)	219,010	-

Shareholders' Equity

Share capital	106,162,531	106,162,531
Warrants	26,962	26,962
Stock options	4,692,159	4,745,715
Contributed surplus	195,594	142,038
Deficit	(42,316,515)	(43,246,993)
Accumulated other comprehensive income (loss)	300,724	(955,153)

	69,061,455	66,875,100

	70,489,927	68,087,083

The accompanying notes are an integral part of these financial statements.

Approved by the Board of Directors

(signed) André Gaumond	, Director	(signed) André Lemire	, Director

Virginia Mines Inc.
(an exploration company)
Interim Statements of Earnings and Comprehensive Income (Loss) (unaudited)

(expressed in Canadian dollars)

	Three-Month Periods Ended May 31,

	2009	2008
	$	$

General and administrative expenses
Salaries	203,947	175,061
Professional and maintenance fees	51,002	128,337
Rent, office expenses and other	153,565	226,944
Stock-based compensation	-	40,796
Depreciation of property, plant and equipment	6,308	7,050
General exploration costs	93,617	70,815
Grants, credit on duties refundable for loss and refundable tax credit
for resources	(42,719)	(31,731)
Costs of mining properties abandoned or written off	1,398,025	179,463
	1,863,745	796,735

Other income (expenses)
Dividends and interest	251,815	450,714
Fees invoiced to partners	33,112	367,106
Gain on sale of mining properties (note 4)	861,835	-
Option payments received in excess of cost of mining property	-	14,238
Gain (loss) on sale of available-for-sale investments	(115,002)	305,531
Gain on investments held for trading (note 3)	1,241,204	64,054
Gain (loss) on investments designated as held for trading	463,943	(42,698)
	2,736,907	1,158,945

Earnings before income taxes	873,162	362,210
Future income taxes	57,316	(171,227)
Net earnings	930,478	190,983

Comprehensive income (loss)
Unrealized gain (loss) on available-for-sale investments, net of related income
taxes of $41,848 ($123,488 in 2008)	1,156,343	(666,833)
Reclassification of losses (gains) on available-for-sale investments realized upon sale
to net earnings, net of related income taxes of $15,468 ($47,739 in 2008)	99,534	(257,792)

	1,255,877	(924,625)

Comprehensive income (loss)	2,186,355	(733,642)

Basic net earnings per share (note 10)	0.032	0.007

Diluted net earnings per share (note 10)	0.032	0.007

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Statement of Changes in Shareholders' Equity (unaudited)

(expressed in Canadian dollars)

	Three-Month Periods Ended May 31,

	2009	2008
	$	$
Share capital (note 7)
Balance - beginning of period	106,162,531	98,204,815
Stock options exercised	-	176,386

Balance - end of period	106,162,531	98,381,201

Stock options (note 9)
Balance - beginning of period	4,745,715	3,966,778
Stock-based compensation	-	40,796
Exercised	-	(70,215)
Expired	(53,556)	-

Balance - end of period	4,692,159	3,937,359

Contributed surplus
Balance - beginning of period	142,038	29,481
Stock options expired	53,556	-

Balance - end of period	195,594	29,481

Deficit
Balance - beginning of period	(43,246,993)	(39,638,943)
Net earnings	930,478	190,983

Balance - end of period	(42,316,515)	(39,447,960)

Accumulated other comprehensive income
Balance - beginning of period	(955,153)	2,018,339
Other comprehensive income (loss)	1,255,877	(924,625)

Balance - end of period	300,724	1,093,714

Deficit and accumulated other comprehensive income as at May 31, 2009 total $42,015,791 ($44,202,146 as at February 28, 2009).

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Interim Statements of Cash Flows (unaudited)

(expressed in Canadian dollars)

	Three-Month Periods Ended May 31,

	2009	2008
	$	$
Cash flows from (used in) operating activities
Net earnings for the period	930,478	190,983
Variation of deferred revenues	219,010	-
Items not affecting cash and cash equivalents
Future income taxes	(57,316)	171,227
Loss (gain) on investments designated as held for trading	(463,943)	42,698
Gain on investments held for trading	(1,183,000)	(64,054)
Loss (gain) on sale of available-for-sale investments	115,002	(305,531)
Gain on sale of mining properties	(861,835)	-
Cost of mining properties abandoned or written off	1,398,025	179,463
Depreciation of property, plant and equipment	6,308	7,050
Stock-based compensation	-	40,796
	102,729	262,632

Net change in non-cash working capital items
Tax credits for mining exploration and commodity taxes receivable	75,927	(271,305)
Other amounts receivable	56,648	(28,317)
Prepaid expenses	(43,674)	38,111
Accounts payable and accrued liabilities	219,792	(1,725,893)
	308,693	(1,987,404)
	411,422	(1,724,772)

Cash flows from financing activities
Issuance of common shares	-	106,171

Cash flows from (used in) investing activities
Disposition (acquisition) of short-term investments	(2,108,043)	3,832,642
Disposition of long-term investments	270,409	-
Acquisition of mining properties and capitalized exploration costs	(753,736)	(3,130,530)
Change in credit on duties refundable for loss and refundable tax credit
related to exploration costs applied against mining properties	(42,719)	1,061,618
Disposition (acquisition) of property, plant and equipment	11	(101,857)
Option payments received	-	10,763
	(2,634,078)	1,672,636

Net change in cash and cash equivalents	(2,222,656)	54,035
Cash and cash equivalents - Beginning of period	7,633,221	8,665,254
Cash and cash equivalents - End of period	5,410,565	8,719,289

The accompanying notes are an integral part of these interim financial statements

Virginia Mines Inc.
(an exploration company)
Interim Statements of Cash Flows (unaudited)

(expressed in Canadian dollars)

Supplemental information
	Three-Month Periods Ended May 31,

	2009	2008
	$	$
Items not affecting cash and cash equivalents related to financing and investing activities
Credit on duties refundable for loss and refundable tax credit related to
exploration costs applied against mining properties	5,421,605	7,151,842
Acquisition of mining properties included in accounts payable and accrued liabilities	50,004	2,905,607
Stock options exercised and included in share capital	-	70,215
Stock options expired and included in contributed surplus	53,556	-
Mining properties sold in consideration of short-term investments	889,255	-
Option payments receivable applied against mining properties	80,000	-

Interest received	172,641	237,787

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

1	Interim financial information

The financial information as at May 31, 2009 and for the three-month periods ended May 31, 2009 and 2008 are unaudited. However, in the opinion of management, all adjustments necessary to present fairly the results of these periods have been included. The adjustments made were of a normal recurring nature. Interim results may not necessarily be indicative of results anticipated for the year.

These unaudited interim financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") and use the same accounting policies and methods used in the preparation of Virginia Mines Inc.'s (the"company") most recent annual financial statements. However, all disclosures required for annual financial statements have not been included in these financial statements. These unaudited interim financial statements should therefore be read in conjunction with the company's most recent annual audited financial statements.

2	Long-term investments

In August 2007, the Canadian third-party Asset-Backed Commercial Paper ("ABCP") market was hit by a liquidity disruption. Since then, the securities held by the company have not been traded in an active market.

On August 16, 2007, a group of financial institutions and other parties agreed, pursuant to the Montreal Accord, to a standstill period in respect of ABCP sold by 23 conduit issuers. A Pan-Canadian Investors Committee (the "Committee") was subsequently established to oversee the orderly restructuring of these instruments during this standstill period.

On January 21, 2009, the Committee announced that the third-party ABCP restructuring plan had been implemented. Pursuant to the terms of the plan, holders of ABCP had their short-term commercial paper exchanged for longer-term notes whose maturities match those of the assets previously contained in the underlying conduits. As at this date, the company held a portfolio of $3,800,000 principal amount in non-bank sponsored ABCP.

Also on January 21, 2009, the ABCP held by the company at that date was exchanged for new securities. The new notes had a par value of $3,768,137, but during the three-month period ended May 31, 2009, the company received $270,409 in principal repayments on MAV 3 notes and accounted a gain of $183,165 (nil for the three-month period ended May 31, 2008) which is presented under caption Gain (loss) on investments designated as held for trading.

As at May 31, 2009, the notes had a par value of $3,497,728 and were detailed as follows:

MAV 2
Class A-1 Synthetic Notes	792,421	$
Class A-2 Synthetic Notes	498,716
Class B Synthetic Notes	90,531
Class C Synthetic Notes	42,732
Tracking Notes - Traditional Assets (TA)	64,078
	1,488,478	$
MAV 3
Tracking Notes - Traditional Assets (TA)	189,909	$
Tracking Notes - Ineligible Assets (IA)	1,819,341
	2,009,250	$

The company also received, during the three-month period ended May 31, 2009, its share of accrued interest on ABCP. An amount of $58,204 (nil for the three-month period ended May 31, 2008) was accounted in reduction of the unrealized loss in ABCP, presented under caption Gain on investments held for trading.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

Since there is no active market for these notes, the company’s management has estimated the fair value of these assets by discounting future cash flows determined using a valuation model that incorporates management’s best estimates based as much as possible on observable market data, such as the credit risk attributable to underlying assets, relevant market interest rates, amounts to be received and maturity dates. The company assigned an average discount rate of 15.2% with an estimated average term of 7.2 years and used an average coupon rate of 2.58%.

As at May 31, 2009, the notes fair value was estimated to $1,261,000. As a result of this valuation, the company recognized an unrealized gain in the notes of $136,244 (unrealized gain of $108,000 for the three-month period ended May 31, 2008, which is presented under caption Gain on investments held for trading), which is presented under caption Gain (loss) on investments designated as held for trading.

A variation of ±1% in the estimated discount rate would impact the estimated fair value of the company’s investment in the notes by approximately $76,000.

In the absence of an active market, the fair value of the new notes is determined using a weighting approach and the foregoing assumptions and is based on the company’s assessment of market conditions as at May 31, 2009. The reported fair value may change materially in subsequent periods. The company believes that these differences will not have a material impact on the company’s financial condition.

3	Derivative financial instrument

On March 16, 2009, the company signed a credit agreement with its financial institution (the "Bank") to receive a revolving credit facility of up to $1,487,278, which represents 75% of the par value of the MAV 3 Tracking Notes Ineligible Assets ("Restructured Notes IA") received in exchange for ABCP supported by ineligible assets. In exchange, the company contracted to a mortgage and a first plan security on Restructured Notes IA. These are held in a security account subject to the Bank securities and held by a trust. The initial maturity of the credit agreement is two years from February 23, 2009.

Under the credit agreement, the company will have the option, from February 23, 2011, to dispose of Restructuring Notes IA in favour of the Bank in settlement of facility principal due on the revolving credit line for a maximum amount of $1,487,278, regardless the fair value of Restructuring Notes IA at the option exercise date.

The company's management will estimate the fair value of this option by using a model of valuation (Black & Scholes) with observable data, if available.

As at March 16, 2009, the fair value of this option was estimated at $1,284,000 and was classified as held for trading in the company's financial statements.

Following a Restructured note IA capital reimbursement made during the three-month period ended May 31, 2009, the maximal revolving credit was reduced and established to $1,364,506.

As at May 31, 2009, the company remeasured its option at fair value, which now is at $1,183,000. A gain of the same amount is presented under caption Gain on investments held for trading.

A variation of ±1% in the risk-free interest rate would impact the option fair value by approximately $23,000.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

4	Mining properties

						Mining Properties Abandoned, Written Off, Under Option or Sold, Credit on Duties Refundable for Loss, Refundable Tax Credit for Resources

		# Claims /	Undivided	Balance as at	Costs		Balance as at
		# Permits	Interest	March 1, 2009	Incurred		May 31, 2009
			%	$	$	$	$
	Anatacau	207
	Acquisition costs		0	46,045	-	-	46,045
	Exploration costs			602,089	46,336	(21,361)	627,064
				648,134	46,336	(21,361)	673,109

	Ashuanipi	1,339
	Acquisition costs		100	153,985	-	-	153,985
	Exploration costs			989,324	4,562	(2,103)	991,783
				1,143,309	4,562	(2,103)	1,145,768

	Corvet Est	601
	Acquisition costs		50	51,063	8,040	(4,906)	54,197
	Exploration costs			1,081,366	8,216	(93,909)	995,673
				1,132,429	16,256	(98,815)	1,049,870

	Coulon	2,329
	Acquisition costs		100	5,037,616	21,072	(234,407)	4,824,281
	Exploration costs			7,323,148	49,965	(648,230)	6,724,883
				12,360,764	71,037	(882,637)	11,549,164

	Éléonore Régional	740
	Acquisition costs		100	239,100	8,121	-	247,221
	Exploration costs			643,764	2,908	(1,340)	645,332
				882,864	11,029	(1,340)	892,553

	FCI	412
	Acquisition costs		100	97,443	18,720	(3,750)	112,413
	Exploration costs			642,305	8,431	(25,137)	625,599
				739,748	27,151	(28,887)	738,012

		(forward)		16,907,248	176,371	(1,035,143)	16,048,476

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)
					Mining Properties Abandoned, Written Off, Under Option or Sold, Credit on Duties Refundable for Loss, Refundable Tax Credit for Resources

	# Claims /	Undivided	Balance as at	Costs		Balance as at
	# Permits	Interest	March 1, 2009	Incurred		May 31, 2009
		%	$	$	$	$

	(brought forward)		16,907,248	176,371	(1,035,143)	16,048,476

Laguiche	457
Acquisition costs		100	242,374	-	(175,479)	66,895
Exploration costs			159,489	1,021	(116,339)	44,171
			401,863	1,021	(291,818)	111,066

Lac Gayot	609
Acquisition costs	1	100	2,190,983	-	-	2,190,983
Exploration costs			770,942	-	-	770,942
			2,961,925	-	-	2,961,925

Nichicun	610
Acquisition costs		100	92,049	-	-	92,049
Exploration costs			104,982	5,749	(2,650)	108,081
			197,031	5,749	(2,650)	200,130

Poste Lemoyne Ext.	265
Acquisition costs		100	1,108,479	16,680	-	1,125,159
Exploration costs			2,868,827	48,194	(22,217)	2,894,804
			3,977,306	64,874	(22,217)	4,019,963

Wabamisk	752
Acquisition costs		100	228,877	2,380	-	231,257
Exploration costs			794,058	55,978	(25,806)	824,230
			1,022,935	58,358	(25,806)	1,055,487

Others
Acquisition costs			805,326	30,966	(97,404)	738,888
Exploration costs			800,745	194,102	(224,984)	769,863
			1,606,071	225,068	(322,388)	1,508,751
			27,074,379	531,441	(1,700,022)	25,905,798

All mining properties are located in the province of Quebec.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

Change in Mining Properties

$

Balance as at March 1, 2009	27,074,379

Costs incurred during the period

Claims et permits	105,979
Analyses	1,342
Drilling	24,202
Geophysics	8,616
Geochemistry	5,800
Geology	130,979
Transport	72,503
Fees	164,262
Accommodation	17,758
531,441

Mining properties under option	(80,000)
Mining properties abandoned, written off or sold *	(1,425,463)
Credit on duties refundable for loss and refundable tax credit
for resources	(194,559)

(1,700,022)

Balance as at May 31, 2009	25,905,798

* On May 26, 2009, the company sold to Agnico-Eagle Mines Ltd. a 100% interest in the 52 claims of the Dieppe property, in exchange for the issuance to the company of $1,000,000 in common shares of Agnico-Eagle Mines Ltd. The value of the shares received has been reduced by 13% as to consider the four-month period sale restriction. The gain of $861,835 arising from this transaction is presented in the financial statements under caption Gain on sale of mining properties.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

5	Accounts payable and accrued liabilities

		As at	As at
		May 31,	February 28,
		2009	2009
		$	$

	Companies held by Directors	10,036	11,500
	Advances from partners	782,668	664,891
	Other	416,758	535,592

		1,209,462	1,211,983

6	Deferred revenues

Advance payments on the royalty held by the company on the Éléonore deposit, started on April 1, 2009. These payments are made by Les Mines Opinaca, a subsidiary held 100% by Goldcorp Inc., paid on the basis of US$100,000 per month up to 50 months, unless the mine production was preceded. In such case, the royalties will be paid in function on deposit production.

To secure these advance payments, Goldcorp granted to the company a US$5 million immovable hypothec on the Éléonore property.

The company will recognized the income of these advances payments only when the Éléonore mine will be in commercial production, because the first production royalties will be paid by taking into consideration the advances payments received by the company.

Should the Éléonore mine not be brought to production, the company will consider the advance payments as revenues.

7	Share capital

For the three-month periods ended May 31, 2009 and 2008, the number of shares changed as follows:

	Three-Month Periods Ended May 31,

	2009	2008

Balance - beginning of period	29,201,776	27,005,110

Stock options exercised	-	26,000

Balance - end of period	29,201,776	27,031,110

8	Warrants

As at May 31, 2009, there was 25,000 warrants outstanding and exercisable at $9.00 (nil as at May 31, 2008) granted on June 5, 2008 and expiring on December 5, 2009.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

9	Stock options

	For the three-month periods ended May 31, 2009 and 2008, the number of stock options changed as follows :

		Three-Month Periods Ended May 31,

		2009	2008

	Outstanding - beginning of period	1,701,500	1,367,000
	Stock-based compensation	-	11,000
	Exercised	-	(26,000)
	Expired	(17,000)	-

	Outstanding - end of period	1,684,500	1,352,000

	Exercisable - beginning and end of period	1,634,500	1,352,000

The granted options vest immediately, except for 50,000 options granted to an officer, which will vest until December 16, 2009, and are exercisable over a maximum period of ten years following the grant date. The following table summarizes information about stock options outstanding and exercisable as at May 31, 2009:

Options outstanding				Options exercisable
			Weighted Average Exercise Price $		Weighted Average Exercise Price $
		Weighted Average Remaining Contractual Life (years)
Range of Exercise
Price	Number			Number

$3.21 to $4.44	1,105,750	6.83	4.06	1,105,750	4.06
$5.22 to $7.08	578,750	8.47	6.19	528,750	6.20

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

10	Earnings per Share

		Three-Month Periods Ended May 31,

		2009	2008

	Basic weighted average number of shares outstanding	29,201,776	27,015,849
	Stock options	21,649	387,815

	Diluted weighted average number of shares outstanding	29,223,425	27,403,664

	Items excluded from the calculation of diluted
	earnings per share because the exercise price was greater
	than the average quoted value of the common shares
	Warrants	25,000	-
	Stock options	1,544,750	193,750

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

11	Financial Instruments

	The classification of financial instruments as at May 31, 2009 and as at February 28, 2009 is summarized as follows:

								As at May 31, 2009
	Carrying value								Fair value
		Held for trading		Available for sale		Loans and receivables	Other financial liabilities	Total	Total
		$		$		$	$	$	$
	Financial Assets
	Cash and cash equivalents	5,410,565		-		-	-	5,410,565	5,410,565
	Short-term investments	1,667,326	(a)	29,208,756	(b)	-	-	30,876,082	30,876,082
	Other amounts receivable	-		-		157,390	-	157,390	157,390
	Long-term investments	1,261,000	(c)	-		-	-	1,261,000	1,261,000
	Derivative financial instrument	1,183,000		-		-	-	1,183,000	1,183,000
		9,521,891		29,208,756		157,390	-	38,888,037	38,888,037

	Financial Liabilities
	Accounts payable and accrued
	liabilities	-		-		-	1,209,462	1,209,462	1,209,462

								As at February 28, 2009
	Carrying value								Fair value
		Held for trading		Available for sale		Loans and receivables	Other financial liabilities	Total	Total
		$		$		$	$	$	$
	Financial Assets
	Cash and cash equivalents	7,633,221		-		-	-	7,633,221	7,633,221
	Short-term investments	1,346,694	(a)	25,189,365	(b)	-	-	26,536,059	26,536,059
	Other amounts receivable	-		-		134,038	-	134,038	134,038
	Long-term investments	1,212,000	(c)	-		-	-	1,212,000	1,212,000
		10,191,915		25,189,365		134,038	-	35,515,318	35,515,318

	Financial Liabilities
	Accounts payable and accrued
	liabilities	-		-		-	1,211,983	1,211,983	1,211,983

	(a) Warrants and convertible debentures
	(b) Bonds, trust units and shares
	(c) MAV 2 and MAV 3 notes

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

Other amounts receivable and accounts payable and accrued liabilities are financial instruments whose carrying value approximates their fair value due to their short-term maturity. Cash and cash equivalents are valued at fair value.

The fair value of available-for-sale short-term investments is established using the bid price on the most beneficial active market for these instruments that is readily available to the company. When a bid price is not available, the company uses the closing price of the most recent transaction on such instrument.

The fair value of convertible debentures is established in a manner similar to available-for-sale short-term investments. Since there is no active market for the warrants, the company determines fair value using an option pricing model (Black & Scholes model) with observable data.

The fair value of long-term investments and derivative financial instrument were determined using the method described in notes 2 and 3, respectively.

As at May 31, 2009, gross unrealized losses on available-for-sale securities totalled $620,271. Of this sum, an amount of $90,885 is related to bonds and results from wider credit spreads due to recent disruptions in capital markets as well as changes in market interest rates and not from deterioration in the creditworthiness of issuers. The balance of $529,386 related to common shares, preferred shares, and trust units is mainly explained by fluctuation of prices and early years in business cycle of the investees for certain investments. The company has the ability and intent to hold these securities for a period of time sufficient to allow for recovery in fair value. It determined that the gross unrealized losses are temporary in nature.

The total interest income for financial assets that are not classified as held for trading is $142,000 ($214,000 for the three-month period ended May 31, 2008).

12	Comparative Figures

Certain comparative figures have been reclassified in the financial statements (mainly in the Statements of Earnings) to conform with the current period presentation.